Exhibit 10.1

FORBEARANCE AGREEMENT AND SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

This Forbearance Agreement and Second Amendment to Amended and Restated Loan Agreement (this “Agreement”) is entered into as of May 8, 2012, by and among GAMETECH INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined in the Loan Agreement described below) signatories hereto, and U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), a national banking association, in its capacity as Agent (as defined in the Loan Agreement).

RECITALS

Reference is made to the Amended and Restated Loan Agreement dated as of June 15, 2011 among the Borrower, the Lenders and the Agent (as amended by a First Amendment to Amended and Restated Loan Agreement dated as of December 22, 2011, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Borrower executed those certain Amended and Restated Promissory Notes dated June 15, 2011 in favor of the Lenders.

Payment and performance of the Obligations (as defined in the Loan Agreement) are secured by, among other things, the Security Agreement, the Pledge Agreement and the other Collateral Documents, as each such term is defined in the Loan Agreement.

The Borrower has requested that the Agent and the Lenders, among other things, forbear from exercising certain rights and remedies available to the Agent and the Lenders under Section 8.1 of the Loan Agreement on account of the Specified Defaults (as defined below), and the Agent and the Lenders are willing to grant the Borrower’s request pursuant to the terms and conditions set forth in this Agreement.  The Borrower has acknowledged that, notwithstanding the foregoing, the Lenders have advised the Borrower that they may at any time, by public auction or otherwise, sell and assign to one or more Purchasers (as defined in the Loan Agreement) all or any part of their rights and obligations under the Loan Documents pursuant to Section 12.3 of the Loan Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions.  Capitalized terms defined in the Loan Agreement and not otherwise defined herein shall have the meanings given them in the Loan Agreement.  In addition, the following terms have the meanings set forth below:

“Forbearance Period” means the period commencing on the date hereof and ending on the earliest of:

(a)           the Stated Forbearance Termination Date;

(b)           the date, if any, on which the Borrower fails to comply in any respect with any provision of this Agreement;

(c)           the date on which any Default or Event of Default occurs (other than the Specified Defaults); or

(d)           the date on which both continuing directors cease to be members of the board of directors of the Borrower.

“Specified Defaults” means:

(a)           the termination of the Engagement Agreement with Morris-Anderson & Associates, Ltd. prior to the Maturity Date;

(b)           the Borrower’s failure to comply with each of the Financial Covenants as of and for the period ending April 1, 2012;

(c)           the Borrower’s anticipated failure to maintain Liquidity in an amount not less than $500,000 at all times during the Forbearance Period;

(d)           the Borrower’s anticipated failure to comply with each other Financial Covenant as of and for the periods ending April 29, 2012 and June 3, 2012;

(e)           the Borrower’s failure to deliver on or prior to the date hereof (i) bi-weekly reports of any meetings and discussions during the two-week period preceding such reports regarding any acquisitions, divestitures, Investments, financings or related transactions by or for the benefit of the Borrower and (ii) bi-weekly reports setting forth the Borrower’s status and projections with respect to the Strategic Operating Plan, and a description of the Borrower’s actions taken with respect to the Strategic Operating Plan during the two-week period preceding such reports, each as required under Section 6.5(b) of the Loan Agreement;

(f)           the Borrower’s failure to deliver a compliance certificate for the period ending April 1, 2012 as required under Section 6.1(a)(iv); and

(g)           the Change of Control as a result of Mr. Richard Irvine’s resignation from the board of directors of the Borrower such that the continuing directors ceased to constitute more than 50% of the Borrower’s board of directors as of May 4, 2012.

“Stated Forbearance Termination Date” means June 30, 2012.

2.           Acknowledgment of Obligations and Specified Defaults.  The Borrower acknowledges and agrees that (a) the Recitals are true and correct, (b) the Loan Documents to which the Borrower is a party are the valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, (c) the Borrower’s obligations under the Loan Documents, including but not limited to the Borrower’s obligation to pay and perform the Obligations, are subject to no defense, offset or counterclaim of any kind, and (d) the Specified Defaults (other than the Specified Default set forth in clauses (c) and (d) of the definition thereof) have occurred and continue to exist, and as a result of such Specified Defaults the Agent and the Lenders are entitled to, among other things, exercise their rights and remedies available to them under the Loan Documents and applicable law.

3.           Forbearance.  During the Forbearance Period, except as set forth herein, the Agent and the Lenders will forbear from exercising their rights or remedies under Section 8.1 of the Loan Agreement as a result of the Specified Defaults.  The foregoing will not prohibit the Agent or the Lenders from exercising such rights or remedies after the Forbearance Period (whether on account of the Specified Defaults or any other Default or Event of Default).  The Borrower acknowledges that after the Forbearance Period, the Agent and the Lenders shall have the immediate right (without limitation) to commence action against the Borrower and the Guarantors, enforce payment of the Notes, commence foreclosure proceedings under the Loan Documents, exercise setoff and otherwise enforce their rights and remedies against the Borrower and the Guarantors. The Borrower further acknowledges that nothing in this Agreement (including but not limited to the forbearance provided under this Section 3) limits any other rights of the Agent or any Lender under the Loan Documents during the Forbearance Period.

4.           Revocation of Default Interest; Reservation of Right to Impose Default Rate in Future; Payments of Interest and Principal.

(a)           By letter dated April 17, 2012, the Borrower was notified that the Obligations were to bear interest at the Default Rate as of March 23, 2012 as a result of the Specified Defaults.  Under Section 2.6 of the Loan Agreement, the Required Lenders hereby revoke such implementation of the Default Rate effective as of March 23, 2012.  Accordingly, the Obligations shall bear interest as of March 23, 2012 and each day thereafter at a rate per annum equal to the Base Rate for such day.

(b)           The Borrower and U.S. Bank are parties to that certain ISDA Master Agreement dated as of August 7, 2008, Schedule to the Master Agreement dated as of August 15, 2008 and Confirmation No. 23048A dated August 25, 2008 with a trade date of August 22, 2008 (collectively, the “Specified Rate Management Transaction”).  The Specified Rate Management Transaction is a Rate Management Transaction, and all debts, liabilities and other obligations arising under or in connection with the Specified Rate Management Transaction (herein, the “Specified Rate Management Obligations”) constitute Rate Management Obligations and therefore Obligations under the Loan Agreement and related Loan Documents.  The Borrower and U.S. Bank have effected a voluntary early termination of the Specified Rate Management Transaction on May 7, 2012. An amount equal to $440,000 in Specified Rate Management Obligations is due and payable by the Borrower as of such date.  Notwithstanding any prior agreement to the contrary, all outstanding Specified Rate Management Obligations shall bear interest as of May 7, 2012 and each day thereafter at the rate at which the Loans and the other Obligations are bearing interest as of such day under the Loan Agreement (which, as of the day hereof, is the rate per annum equal to the Base Rate for such day).

(c)           Notwithstanding the foregoing clauses (a) and (b), the Agent and the Lenders reserve the right to require the Obligations (including without limitation the Specified Rate Management Obligations) to bear interest at the Default Rate upon the occurrence of any Event of Default (other than the Specified Defaults) or otherwise at any time after the Forbearance Period.

(d)           During the Forbearance Period, (i) all interest on the Obligations (including without limitation the Specified Rate Management Obligations) accruing on and after April 1, 2012 shall be due and payable on the Stated Forbearance Termination Date, (ii) the scheduled payments of principal due under Section 2.2(a) of the Loan Agreement on May 1, 2012 and June 1, 2012 shall be deferred to (and due and payable on) the Stated Forbearance Termination Date, and (iii) the outstanding Specified Rate Management Obligations due on May 7, 2012 shall be deferred to (and due and payable on) the Stated Forbearance Termination Date.

(e)           Except as set forth in this Agreement, the Obligations shall be due and payable on the dates and in the manner set forth in the Loan Agreement (as amended hereby) and the other Loan Documents and shall not be deferred or delayed.

5.           Additional Covenants.  The Borrower hereby covenants and agrees that it will continue to comply with the Loan Agreement (as amended hereby) and each of the other Loan Documents.  In addition, and without limiting any provision of any Loan Document, the Borrower covenants and agrees that it will comply with each of the following covenants:

(a)           During the Forbearance Period, the Borrower will maintain Liquidity at all times in an amount not less than $100,000.

(b)           Promptly upon receipt, the Borrower will deliver to the Agent and the Lenders a copy of each letter of intent and other document received by the Borrower or any other Obligor in connection with any proposed acquisitions, divestitures, Investments, capital raises or financings by or for the benefit of the Borrower. Notwithstanding the foregoing, and without limiting Section 6.14 of the Loan Agreement or any other provision of any Loan Document, the Borrower acknowledges that it will not agree to sell, lease, assign, transfer or otherwise dispose of any of its assets, except in accordance with the Loan Documents.

(c)           On May 11, 2012, the Borrower will pay to the Agent in immediately available funds an amount equal to $200,000, which payment shall be applied to the Aggregate Outstanding Credit Exposure in inverse order of maturities.

6.           Consent to Sale of Auction Rate Securities.  At the request of the Borrower, the Agent and the Lenders hereby consent to the Borrower selling certain auction rate securities currently owned by the Borrower, provided that:  (a) the terms and conditions of such sale are in all respects satisfactory to the Agent and the Lenders in their sole discretion, (b) the Borrower receives an amount not less than $200,000 as consideration for such sale, (c) such sale closes and funds on a date (herein, the “Sale Date”) not later than May 18, 2012 or such later date as the Agent and the Lenders may agree in writing, (d) concurrently with closing and funding, the Borrower remits (or causes the purchaser to remit) to the Agent by wire transfer of immediately available funds an amount equal to $200,000 of the proceeds received by the Borrower in connection with such sale, and (e) no Default or Event of Default (other than the Specified Defaults) has occurred and is continuing as of the Sale Date.  Any sale proceeds received by the Borrower in excess of $200,000 may be retained by the Borrower for working capital purposes until the expiration or earlier termination of the Forbearance Period.

7.           Waiver of Termination of Prior Consultant.  The Borrower acknowledges that, as described in clause (a) of the definition of Specified Defaults, the Engagement Agreement with Morris-Anderson & Associates, Ltd. was terminated prior to the Maturity Date (the “Termination Event of Default”). At the request of the Borrower, the Agent and the Lenders hereby waive the Termination Event of Default. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given and shall not entitle any Obligor to any other or further waiver in the same, similar or other circumstances. Without limiting the foregoing, this waiver does not constitute a waiver of any other Specified Default.

8.           Consent to Engagement of New Consultant.  At the request of the Borrower, the Agent and the Lenders hereby consent to the Borrower’s engagement of Kinetic Advisors LLC (“Kinetic”) as the “Consultant”, as defined in the Loan Agreement, provided that Kinetic shall have all of the authority and responsibilities of the Consultant set forth in the Loan Documents (including without limitation Section 6.5 of the Loan Agreement) and all of the authority and responsibilities set forth in the engagement agreement dated March 1, 2012 between Kinetic and the Borrower (as amended on or prior to the date hereof, and as may be further amended, restated, supplemented or otherwise modified from time to time with the prior written consent of the Agent and the Lenders, the “Kinetic Engagement Agreement”).  Each reference in the Loan Documents to the “Engagement Agreement” shall hereafter be deemed to refer to the Kinetic Engagement Agreement, and each reference in the Loan Documents to the “Consultant” shall hereafter be deemed to refer to Kinetic. The Borrower irrevocably authorizes Kinetic to communicate directly with the Agent and the Lenders at any and all times to discuss or to review any aspect of the Obligors’ business and any other matter regarding the engagement between the Borrower and Kinetic, or to transmit any information relating to the Obligors’ business to the Agent and the Lenders, all without any further authorization from or notice to the Borrower or any other Obligor.

9.           Consent to Extension of Time for Replacement Senior Officer.  By letter dated April 27, 2012, the Borrower notified the Agent and the Lenders that Kevin Painter resigned as the Borrower’s President and Chief Executive Officer.  The Agent and the Lenders hereby extend the period of time set forth in Section 7.15(a) of the Loan Agreement in which to retain a suitable replacement, as approved by the Agent and the Lenders in their reasonable discretion, from the date that is 30 calendar days after the date of such resignation to the Stated Forbearance Termination Date.  This consent shall be effective only in this specific instance and for the specific purpose for which it is given and shall not entitle any Obligor to any other or further consent in the same, similar or other circumstances.

10.           Amendments to the Loan Agreement.  The Loan Agreement is hereby amended as follows:

(a)           Amendments to Section 1.1 of the Loan Agreement (Definitions).  Section 1.1 of the Loan Agreement is amended by amending and restating the following definitions to read as follows:

“‘Adjusted Cash Flow Leverage Ratio’ means the ratio of (a) Consolidated Funded Indebtedness outstanding as of the applicable Covenant Compliance Date, to (a) Consolidated EBITDA.  Consolidated EBITDA as of each Covenant Compliance Date shall be calculated as an annualized amount based upon the Consolidated EBITDA for the period commencing December 5, 2011 and ending on such Covenant Compliance Date.  For example, for purposes of calculating the Adjusted Cash Flow Leverage Ratio for the Fiscal Month ending March 4, 2012, Consolidated EBITDA means an amount equal to Consolidated EBITDA for the three-Fiscal-Month period commencing December 5, 2011 and ending on March 4, 2012, divided by three and multiplied by twelve.  For purposes of calculating the Adjusted Cash Flow Leverage Ratio for the Fiscal Month ending April 1, 2012, Consolidated EBITDA means an amount equal to Consolidated EBITDA for the four-Fiscal-Month period commencing December 5, 2011 and ending on April 1, 2012, divided by four and multiplied by twelve.”

“‘Applicable Margin’ means (a) from February 1, 2011 through and including January 31, 2012, a rate per annum equal to 5.80%, (b) from February 1, 2012 through and including March 22, 2012, a rate per annum equal to 7.50%, (c) from March 23, 2012 through and including April 30, 2012, a rate per annum equal to 10.50%, and (c) from May 1, 2012 until all of the Obligations are paid in full, a rate per annum equal to 11.50%.”

“‘Cash Flow Leverage Ratio’ means the ratio of (a) Consolidated Funded Indebtedness outstanding as of the applicable Covenant Compliance Date, to (a) Consolidated EBITDA. Consolidated EBITDA as of each Covenant Compliance Date shall be calculated as an annualized amount based upon the Consolidated EBITDA for the period commencing July 31, 2011 and ending on such Covenant Compliance Date. For example, for purposes of calculating the Cash Flow Leverage Ratio for the month ending October 31, 2011, Consolidated EBITDA means an amount equal to Consolidated EBITDA for the three-month period commencing July 31, 2011 and ending on October 31, 2011, divided by three and multiplied by twelve.  For purposes of calculating the Cash Flow Leverage Ratio for the month ending November 30, 2011, Consolidated EBITDA means an amount equal to Consolidated EBITDA for the four-month period commencing July 31, 2011 and ending on November 30, 2011, divided by four and multiplied by twelve.”

“‘Fixed Charge Coverage Ratio’ means, as of any Covenant Compliance Date for the applicable period, the ratio of (a) Consolidated EBITDA plus rental or lease expense and minus cash taxes paid (as defined below), cash dividends and share repurchases, and Maintenance Capital Expenditures, to (b) the sum of all mandatory principal payments on Consolidated Funded Indebtedness, interest and rental or lease expense for such period. As used herein, “cash taxes paid” means the amount of actual income taxes paid in cash, accrued, or offset (but not below $0) by the amount of any refund subsequently received by the Borrower.  Fixed Charge Coverage Ratio as of each Covenant Compliance Date shall be an annualized amount of such component for the period commencing December 5, 2011 and ending on such Covenant Compliance Date.  For example, for purposes of calculating the Fixed Charge Coverage Ratio for the Fiscal Month ending March 4, 2012, Consolidated EBITDA means an amount equal to Consolidated EBITDA for the three-Fiscal-Month period commencing December 5, 2011 and ending on March 4, 2012, divided by three and multiplied by twelve.  For purposes of calculating the Fixed Charge Coverage Ratio for the Fiscal Month ending April 1, 2012, Consolidated EBITDA means an amount equal to Consolidated EBITDA for the four-Fiscal-Month period commencing December 5, 2011 and ending on April 1, 2012, divided by four and multiplied by twelve.”

“‘Maturity Date’ means June 30, 2012.”

(b)           Amendment to Section 2.2(a) of the Loan Agreement (Scheduled Payments of Principal).  Section 2.2(a) of the Loan Agreement is amended and restated in its entirety to read as follows:

“(a)           Scheduled Payments of Principal.  The Borrower will pay the principal balance of the Loans in installments, due on each Payment Date set forth below in the amount set forth opposite such Payment Date, and in one final installment on the Maturity Date, when all unpaid principal thereof shall be finally due and payable:

Payment Date	Amount of Installment
August 1, 2011 through but excluding the Maturity Date	$200,000
Maturity Date	Entire unpaid principal balance”

(c)           Amendment to Section 2.2(c) of the Loan Agreement (Mandatory Prepayments from Other Sources).  Subsection (ii) of Section 2.2(c) of the Loan Agreement is amended and restated in its entirety to read as follows:

“(ii)           100% of the proceeds realized by any Obligor from (1) Indebtedness incurred by any Obligor after the date hereof (other than the Loans and other Indebtedness permitted under Section 6.13(a) and (b)), (2) the issuance by any Obligor of Capital Stock, (3) the Expected Receivable, (4) any casualty insurance maintained by any Obligor, to the extent that such insurance proceeds exceed the amount actually used to replace or restore the applicable insured properties, and (5) any condemnation award with respect to a property owned by any Obligor, to the extent that such award exceeds the amount actually used to replace or restore the affected property.”

(d)           Amendment to Section 2.17 of the Loan Agreement (Extension of Maturity Date).  Section 2.17 of the Loan Agreement is amended and restated in its entirety to read as follows:

“Section 2.17  Extension of Maturity Date.  [RESERVED.]”

(e)           Amendment to Section 6.1 of the Loan Agreement (Financial Reporting).  Subsection (a)(v) of Section 6.1 of the Loan Agreement is amended and restated in its entirety to read as follows:

“(v)           Not later than 12:00 noon on the third Business Day of each week, a 13-week cash flow budget in form and content acceptable to the Lenders, which shall contain (without limitation) weekly variances and cumulative line item unfavorable variances not greater than ten percent on cash receipts or ten percent on cash disbursements when compared to the most recent 13-week cash flow budget delivered to the Agent and the Lenders, together with a description of any such variances and a description of any collections received in respect of the Expected Receivable during the prior week.”

(f)           Amendment to Section 12.3(c) of the Loan Agreement (Assignments). Section 12.3(c) of the Loan Agreement is amended by adding the following at the conclusion thereof:

Each of the requirements set forth in this Section 12.3(c) may be waived by the Required Lenders (or the Agent with the consent of the Required Lenders).

(g)           Amendment to Exhibits B and D to the Loan Agreement (Compliance Certificate; Financial Covenants).  The Loan Agreement is amended by deleting Exhibits B and D to the Loan Agreement and replacing them in their entirety with Exhibits B and D to this Amendment, respectively.

11.           References.  All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby, and any and all references in any other Loan Document to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

12.           Continuing Effect.  Except as expressly set forth herein, all terms of the Loan Agreement and the other Loan Documents remain in full force and effect. This Agreement does not constitute (a) a waiver or excuse of any payment required under the Loan Agreement or under any of the other Loan Documents, (b) a waiver of any breach, Default or Event of Default (other than the Termination Event of Default) under the Loan Agreement or the other Loan Documents, or (c) except as expressly set forth in Section 3 above, an agreement to forbear from action on account of any existing or future breach, Default or Event of Default.  No failure or delay on the part of the Agent or any Lender in exercising any right, power or remedy, whether hereunder or under any other document in its favor, shall operate as a waiver thereof; nor shall any single or partial exercise of such right preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies contained herein and under the other documents in favor of the Agent and the Lenders are cumulative and not exclusive of any remedies provided by law or by any Loan Document.

13.           Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a)           The Borrower has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement and to perform its obligations under this Agreement, the Loan Agreement (as amended by this Agreement) and the other Loan Documents to which the Borrower is a party.  This Agreement, the Loan Agreement (as amended by this Agreement) and the other Loan Documents to which the Borrower is a party have been duly and validly executed and delivered to the Agent by the Borrower, and this Agreement, the Loan Agreement (as amended by this Agreement) and the other Loan Documents to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms.

(b)           The execution, delivery and performance by the Borrower of this Agreement, the Loan Agreement (as amended by this Agreement) and the other Loan Documents to which the Borrower is a party have been duly authorized by all necessary corporate or other action and do not and will not (i) violate any law, rule, regulation, order, writ, judgment, injunction, arbitration, decree or award binding on any Obligor, (ii) violate any Obligor’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, (iii) violate the provisions of any indenture, instrument or agreement to which any Obligor is a party or is subject, or by which it, or its Property, may be bound or affected, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Obligor (whether now owned or hereafter acquired) pursuant to the terms of any such indenture, instrument or agreement, or (iv) require any order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, domestic or foreign, or any third party, except such as has been obtained, accomplished or given prior to the date hereof.

(c)           All of the representations and warranties contained in the Loan Documents, including without limitation the representations and warranties in Article V of the Loan Agreement, are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate to (i) the Specified Defaults or (ii) solely to an earlier date, in which case such representations and warranties were correct on and as of such date.

(d)           Except for the Specified Defaults, no event has occurred and is continuing, or would result from the execution and delivery of this Agreement, which constitutes a Default or an Event of Default.

14.           Conditions Precedent. The forbearance provided in Section 3 and the waiver and other provisions set forth in Sections 4, 6, 7, 8 and 9 above shall be effective only if the Agent has received, on or before the date of this Agreement, each of the following, each in form and substance acceptable to the Agent in its sole discretion:

(a)           this Agreement, duly executed by the Borrower and each Lender;

(b)           an Acknowledgment and Agreement of the Guarantors, duly executed by each Guarantor;

(c)           a copy of the Kinetic Engagement Agreement, including without limitation each amendment or other modification thereto prior to the date hereof, in each case duly executed by the parties thereto;

(d)           a certificate of the Secretary or Assistant Secretary of the Borrower certifying (i) that the execution, delivery and performance of this Agreement have been duly approved by all necessary action of the governing board of the Borrower, and attaching true and correct copies of the applicable resolutions granting such approval; (ii) that the organizational documents of the Borrower, which were previously certified and delivered to the Agent, continue in full force and effect and have not been amended or otherwise modified except as set forth in the certificate to be delivered as of the date hereof; and (iii) that the officers and agents of the Borrower, who have previously been certified to the Agent as being authorized to sign and to act on behalf of the Borrower, continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Agreement and all other documents, agreements and certificates on behalf of the Borrower;

(e)           a written opinion of counsel to the Obligors, in form and substance satisfactory to the Agent and addressed to the Agent and the Lenders with respect to the matters contemplated by this Agreement;

(f)           payment or reimbursement of all costs and expenses due and payable pursuant to Section 16 hereof to the extent invoiced on or prior to the date hereof; and

(g)           a compliance certificate as described under Section 6.1(a)(iv) for the period ending April 1, 2012.

15.           Release of Agent and Lenders. The Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing and all other Indemnified Parties, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured, known or unknown, liquidated, fixed or contingent, or direct or indirect.

16.           Costs and Expenses.  Without limiting Section 9.6 of the Loan Agreement, the Borrower shall pay or reimburse the Agent and the Lenders on demand for all costs, internal charges and out-of-pocket expenses and reasonable fees, charges and disbursements of outside counsel (determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges in certain matters) and/or the allocated costs of in-house counsel incurred from time to time, paid or incurred by the Agent or any Lender in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, any other documents contemplated hereunder and any amendments, modifications or waivers of the provisions hereof.

17.           Miscellaneous.  This Agreement shall be governed by and construed in accordance with the internal law (without regard to conflict of law provisions) of the State of Nevada, but giving effect to Federal law applicable to national banks.  This Agreement shall be binding upon and shall accrue to the benefit of the parties and their successors and assigns.  This Agreement, together with the Loan Agreement as amended hereby and the other Loan Documents, comprise the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement, taken together, shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by e-mail transmission of a PDF or similar copy shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart signature page to this Agreement by facsimile or by e-mail transmission shall also deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.  Section and paragraph headings contained herein are for reference only.  Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Signature pages follow

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

GAMETECH INTERNATIONAL, INC.

By:
      Name:
      Title:

Signature Page to Forbearance Agreement and
Second Amendment to Amended and Restated Loan Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender and as the Agent

By:
      Name:
      Title:

Signature Page to Forbearance Agreement and
Second Amendment to Amended and Restated Loan Agreement

BANK OF THE WEST, as a Lender

By:
      Name:
      Title:

Signature Page to Forbearance Agreement and
Second Amendment to Amended and Restated Loan Agreement

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

Each of the undersigned is a guarantor of the indebtedness of GameTech International, Inc., a Delaware corporation (the “Borrower”), in favor of U.S. Bank National Association, in its capacity as Agent (as defined in that certain Amended and Restated Loan Agreement dated as of June 15, 2011, among the Borrower, the several banks and other financial institutions from time to time party thereto as lenders, and the Agent, as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).  Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Loan Agreement.

Each of the undersigned hereby (a) acknowledges receipt of the foregoing Forbearance Agreement and Second Amendment to Amended and Restated Loan Agreement (the “Agreement”); (b) consents to the terms and execution thereof; (c) reaffirms all obligations to the Agent and the Lenders pursuant to the terms of the Guaranty and each other Loan Document to which it is a party; (d) acknowledges that the Loan Documents may be amended, restated, supplemented or otherwise modified from time to time without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty or any of the other Loan Documents to which it is a party; and (e) absolutely and unconditionally releases and forever discharges each Indemnified Party from any and all losses, claims, damages, penalties, judgments, liabilities, expenses, and demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the undersigned has or claims to have, or may at any time have or claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of the Agreement, whether such claims, demands and causes of action are matured or unmatured, known or unknown, liquidated, fixed or contingent, or direct or indirect.

GAMETECH ARIZONA CORPORATION By: _________________________________ Name: ____________________________ Title: ____________________________
GAMETECH CANADA CORPORATION By: _________________________________ Name: ____________________________ Title: ____________________________
GAMETECH MEXICO S. DE R.L. DE C.V. By: _________________________________ Name: ____________________________ Title: ____________________________

Acknowledgment and Agreement of Guarantors

Exhibit B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate (the “Certificate”) is delivered pursuant to the Amended and Restated Loan Agreement dated as of June 15, 2011, (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among GAMETECH INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), certain other financial institutions from time to time party thereto, as lenders (the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION, as agent for the Lenders (the “Agent”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

Each of the undersigned, being the Consultant and the duly elected, qualified and acting Chief Financial Officer of the Borrower, respectively, hereby certifies and warrants that:

1.	He or she is either the Consultant or the Chief Financial Officer of the Borrower and that, as such, he or she is authorized to execute this Certificate on behalf of the Borrower.

2.
Financial Statements.  Pursuant to Section 6.1 of the Loan Agreement, attached are the required audited financial statements of the Borrower and its Subsidiaries prepared by [_________________] as of and for the fiscal year ended [____________ __, 20__] / unaudited financial statements of the Borrower and its Subsidiaries as of and for the month ended [________, ____] (the “Applicable Covenant Compliance Date”).  Such financial statements have been prepared in accordance with GAAP, fairly present the financial condition of the Borrower and its Subsidiaries as of such date and the results of the Borrower’s and its Subsidiaries’ operations for the period then ended, prepared on a consolidated and consolidating basis, subject to year-end adjustments and footnotes, and conform to the applicable requirements of Section 6.1 of the Loan Agreement.

3.
Notice of Material Events.  Pursuant to Section 6.3 of the Loan Agreement, since the Borrower last submitted a Certificate, other than those items checked below, none of the following events that would require the Borrower to notify the Agent and each Lender under Section 6.3(a) of the Loan Agreement have occurred:

Ex. B-1

	any Default or Event of Default;


the filing or commencement of any action, suit, arbitration, investigation or proceeding by or before any arbitrator or governmental authority (including pursuant to any applicable Environmental Laws) against or affecting the Borrower, any Subsidiary or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

	the occurrence of any ERISA Event;

	any material change in accounting policies of, or financial reporting practices by, the Borrower or any Subsidiary;

	any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect;


the termination, expiration, cancellation or default under, or violation of, (1) any employment arrangement of any Senior Officer, or any material change in his or her respective duties or responsibilities, (2) the Engagement Agreement or (3) the Separation, Consulting & Non-Compete Agreement; and

	receipt by any Obligor of an income tax refund in excess of $10,000.

4.
Capital Expenditures.  Pursuant to Section 6.18 of the Loan Agreement, for the Applicable Covenant Compliance Date, the Consolidated Capital Expenditures made by the Borrower and its Subsidiaries for the current fiscal year were $____________ which  satisfies  does not satisfy the requirement that such amount be less than the amount set forth below opposite such fiscal year:

Fiscal Year	Amount
2011	$3,500,000
2012 and each fiscal year thereafter	$2,500,000

Ex. B-2

5.
Minimum Adjusted Consolidated EBITDA.  As set forth in clause (a) of Exhibit D to the Loan Agreement, for the Applicable Covenant Compliance Date, the Borrower’s Adjusted Consolidated EBITDA for the three-month period immediately preceding the Applicable Covenant Compliance Date was __________, which  satisfies  does not satisfy the requirement that such amount be greater than the amount set forth below opposite such period:

Covenant Compliance Date	Amount
January 29, 2012	$550,000
March 4, 2012	$600,000
April 1, 2012	$750,000

6.
Adjusted Cash Flow Leverage Ratio.  As set forth in clause (b) of Exhibit D to the Loan Agreement, for the Applicable Covenant Compliance Date, the Borrower’s Adjusted Cash Flow Leverage Ratio was __________ to 1.00, which  satisfies  does not satisfy the requirement that such amount be less than the amount set forth below opposite such period:

Covenant Compliance Date:	Ratio
January 29, 2012	6.25 to 1.00
March 4, 2012	6.25 to 1.00
April 1, 2012	5.25 to 1.00
April 29, 2012	4.50 to 1.00
June 3, 2012 and each Covenant Compliance Date thereafter	3.75 to 1.00

7.
Fixed Charge Coverage Ratio Leverage.  As set forth in clause (c) of Exhibit D to the Loan Agreement, for the Applicable Covenant Compliance Date, the Borrower’s Fixed Charge Coverage Ratio was __________ to 1.00, which  satisfies  does not satisfy the requirement that such amount be greater than the amount set forth below opposite such period:

Covenant Compliance Dates:	Ratio
April 29, 2012	0.70 to 1.00
June 3, 2012 and each Covenant Compliance Date thereafter	0.90 to 1.00

Ex. B-3

8.
Minimum Liquidity.  As set forth in clause (d) of Exhibit D to the Loan Agreement, it  has  has not maintained Liquidity at all times in an amount greater than (i) $350,000 through and including January 31, 2012 and (ii) $500,000 on and after February 1, 2012.  The Borrower  has  has not had Liquidity at any time in excess of $1,500,000.  As set forth in Section 2.2(b) of the Loan Agreement, it  has  has not prepaid the Obligations in an amount equal to Liquidity of the Borrower in excess of $1,500,000.

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above.  These computations were made in accordance with GAAP.

Signature Page Follows

GAMETECH INTERNATIONAL, INC.
By: ________________________________
Name: __________________________
Title:   __________________________
By: ________________________________
Name: __________________________
Title:   __________________________

Ex. B-4

Exhibit D

FINANCIAL COVENANTS

(a)           Minimum Adjusted Consolidated EBITDA.  As of each Covenant Compliance Date set forth below, the Borrower will maintain Adjusted Consolidated EBITDA for the three-month period immediately preceding and ending on such Covenant Compliance Date in an amount not less than the amount set forth opposite such date below:

Covenant Compliance Date	Amount
January 29, 2012	$550,000
March 4, 2012	$600,000
April 1, 2012	$750,000

(b)           Adjusted Cash Flow Leverage Ratio.  The Borrower will maintain its Adjusted Cash Flow Leverage Ratio as of each Covenant Compliance Date at not more that the ratio set forth opposite such date below:

Covenant Compliance Date:	Ratio
January 29, 2012	6.25 to 1.00
March 4, 2012	6.25 to 1.00
April 1, 2012	5.25 to 1.00
April 29, 2012	4.50 to 1.00
June 3, 2012 and each Covenant Compliance Date thereafter	3.75 to 1.00

(c)           Fixed Charge Coverage Ratio.  The Borrower will maintain its Fixed Charge Coverage Ratio as of each Covenant Compliance Date at not less than the ratio set forth opposite such date below:

Covenant Compliance Dates:	Ratio
April 29, 2012	0.70 to 1.00
June 3, 2012 and each Covenant Compliance Date thereafter	0.90 to 1.00

(d)           Liquidity.  The Borrower will maintain Liquidity at all times in an amount not less than (a) $350,000 through and including January 31, 2012 and (b) $500,000 on and after February 1, 2012.

Ex. D-1